EXHIBIT 99.1

FOR IMMEDIATE RELEASE

September 30, 1998


Contact: Bob Stickler (704-386-8465) or (704-386-5792)


NATIONSBANK AND BANKAMERICA CLOSE MERGER
CREATING LARGEST U.S. BANK

CHARLOTTE, NC, September 30, 1998 - NationsBank Corporation and BankAmerica Corporation today formally completed their merger, creating the largest bank in the United States.

The merged company holds a leading 8 percent of the nation's bank deposits. It is also the largest lender to individuals and businesses. The company has a relationship with 30 million, or one of three, American households and more than 85 percent of the Fortune 500 businesses. It serves customers from almost 5,000 banking offices in 22 states and the District of Columbia. More than 90 percent of the company's revenues come from within the United States.

The new company has offices in 38  countries  and does  business  with 2 million businesses around the world. The company is number one in corporate relationships and among the leaders in money management for individuals and institutions.

Starting Oct. 1, customers of both Bank of America and NationsBank can use nearly 14,000 of the banks' ATMs around the country to make cash withdrawals or transfer funds between primary checking and savings accounts with no ATM fees. They should continue to conduct other business at the banking offices of their original company.

Beginning tomorrow (Oct. 1), the company's shares will be listed on the New York and Pacific stock exchanges as BankAmerica Corporation under the ticker symbol "BAC." The shares are also listed on the London and Tokyo exchanges.

NationsBank shareholders continue to hold shares in the new company. BankAmerica shareholders are entitled to 1.1316 shares in the new company for each share they owned as of the close of business today. This exchange will be made automatically for those stockholders holding their shares in brokerage accounts or various BankAmerica investment plans. Those holding shares in their own names will be contacted by the company as to how to exchange their shares.

While NationsBank shareholders starting tomorrow will see the usual market fluctuation in price, BankAmerica shareholders will notice that their individual share values will be lower than the closing price on Sept. 30, reflecting the fact that they now own 1.1316 shares for each share they previously owned.

Third quarter earnings will be reported as a combined company on Oct. 14. For the first half of 1998, the companies together earned $4.0 billion, up 19 percent from a year earlier. Diluted per share earnings of $2.30 were up 22 percent.

BankAmerica Corporation, with $572 billion in total assets, is the largest bank in the United States, with full-service operations in 22 states and the District of Columbia. BankAmerica provides financial products and services to 30 million households and 2 million businesses, as well as providing international corporate financial services for business transactions in 190 countries. BankAmerica Corporation stock (ticker:BAC) is listed on the New York, Pacific, London and Tokyo stock exchanges.

                              www.nationsbank.com

                              www.bankamerica.com